Exhibit 21.1

Entity Name	Domestic Jurisdiction

Ballantyne Holdings LLC	California
Bethpage Finance SARL	Luxembourg
DBT Technologies (Pty) Ltd.	South Africa
Dormant Radio Australia Pty Ltd.	Australia
Fairbanks Morse Pump Corporation	Kansas
Flash Technology, LLC	Delaware
General Signal India Private Limited	India
Genfare Holdings, LLC	Delaware
Jurubatech Technologia Automotiva Ltda.	Brazil
Kayex Holdings LLC	Delaware
Kent-Moore Brasil Indústria e Comércio Ltda.	Brazil
Kiawah Holding Company	Cayman Islands
Marley Canadian Inc.	Canada
Marley Cooling Tower (Holdings) Limited	United Kingdom
Marley Engineered Products LLC.	Delaware
Marley Mexicana S.A. de C.V.	Mexico
MCT Services LLC	Delaware
Pinehurst Holding Company	Cayman Islands
Radiodetection (Canada) Ltd.	Canada
Radiodetection (China) Limited	Hong Kong
Radiodetection Australia Pty Limited	Australia
Radiodetection B.V.	Netherlands
Radiodetection Limited	United Kingdom
Radiodetection S.á r.l.	France
SPX European Holding Limited	United Kingdom
SPX Germany Holding GmbH	Germany
SPX (Guangzhou) Cooling Technologies Co., Ltd.	China
SPX Cooling Technologies Canada, Inc.	Canada
SPX Cooling Technologies Leipzig GmbH	Germany
SPX Cooling Technologies Malaysia Sdn Bhd	Malaysia
SPX Cooling Technologies Singapore Pte. Ltd.	Singapore
SPX Cooling Technologies (Suzhou) Co. Ltd.	China
SPX Cooling Technologies Trading DMCC	Dubai
SPX Cooling Technologies UK Limited	United Kingdom
SPX Cooling Technologies, Inc.	Delaware
SPX Heat Transfer LLC	Delaware
SPX Holding Inc.	Connecticut
SPX Mauritius Ltd.	Mauritius
SPX Pension Trust Company Limited	United Kingdom
SPX Receivables, LLC	Delaware
SPX Technologies (Pty) Ltd.	Republic of South Africa
SPX Thermal Equipment and Services India Private Limited	India
SPX Transformer Solutions, Inc.	Wisconsin
TCI International, Inc.	Delaware
The Marley Company LLC	Delaware
The Marley Wylain Company	Delaware
Vokes Limited	United Kingdom
XCel Erectors, Inc.	Delaware

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